Exhibit 10.34

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement"), which expressly includes and references non-competition, non-solicitation and confidentiality provisions, is made and entered into this 1st day of January, 2005, by and between Isle of Capri Casinos, Inc., a Delaware corporation and its subsidiary and affiliated companies hereinafter referred to individually and collectively as (the "Company") and Robert Griffin ("Employee").

WHEREAS, the Company desires to employ Employee, and Employee desires to perform services for, and be employed by, the Company.

WHEREAS, as a condition of Employee’s employment, the Company desires to receive from Employee covenants including, but not limited to, the following: (a) to refrain from carrying on or engaging in a business similar to that of the Company; (b) to refrain from soliciting Employees of the Company for employment elsewhere; and (c) to protect and maintain the confidentiality of the Company’s trade secrets and any proprietary information.

WHEREAS, the Company and Employee desire to set forth in writing the terms and conditions of their agreements and understandings with respect to Employee’s employment at Company, as well as these covenants, and the parties expressly acknowledge that these covenants are a condition of Employee’s employment.

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions set forth in this Agreement, the Company and Employee agree as follows:

1. Effective Date. This Agreement shall be effective as of the date hereof and replaces the employment agreement currently in place between the “Company” and the “Employee.”

2. Employment.

(a) Term. The Company hereby employs Employee, and Employee accepts such employment and agrees to perform services for the Company for an initial period of one (1) year from and after the Effective Date of this Agreement (the "Initial Term") and for successive one-year periods (the "Renewal Terms"), unless terminated at an earlier date in accordance with Section 3 of this Agreement (the Initial Term and the Renewal Terms together referred to as the "Term of Employment").

(b) Service with Company. During the Term of Employment, Employee agrees to perform reasonable employment duties as the Board of Directors of the Company shall assign to him from time to time. Employee also agrees to serve, for any period for which he is elected as an officer of the Company; provided, however, that Employee shall not be entitled to any additional compensation for serving as an officer of the Company. From and after the Effective Date, Employee shall continue to be an executive officer of the Company with the title of Senior Vice President, Operations.

(c) Performance of Duties. Employee agrees to serve the Company faithfully and to the best of his ability and to devote substantially all of his time, attention and efforts to the business and affairs of the Company during the Term of Employment.

(d) Compensation. During the Term of Employment, the Company shall pay to Employee as compensation for services to be rendered hereunder an aggregate base salary of $260,000 per year, payable in equal monthly, or more frequent payments, subject to increases, if any, as may be determined by the Company. Employee shall also be eligible to participate in any stock option plans of the Company. In addition to the base salary, any bonuses, and participation in stock option plans, Employee shall be eligible to participate in any Employee benefit plans or programs of the Company as are or may be made generally available to Employees of the Company and those made available to officers of the Company. The Company will pay or reimburse Employee for all reasonable and necessary out-of-pocket expenses incurred by him in the performance of his duties under this Agreement, subject to the presentment of appropriate vouchers in accordance with the Company's policies for expense verification.

3. Termination.

(a) The Term of Employment shall terminate prior to its expiration in the event that at any time during such term:

(i)
The Company delivers a notice of termination for “cause to Employee”. For purposes of this section, "cause" shall mean any dishonesty, disloyalty, material breach of corporate policies, gross misconduct on the part of Employee in the performance of Employee's duties hereunder or a violation of Section 5 of this agreement. If Employee is terminated for cause, there shall be no severance paid to Employee and his benefits shall terminate, except as may be provided by law.

(ii)
The Company for any other reason terminates the Term of Employment, without cause. If Employee signs a General Release in a form acceptable to the Company that releases the Company from any and all claims that Employee may have and affirmatively agrees not to violate any of the provisions of Section 5 hereof, Employee shall be entitled to continue to receive his salary and, to the extent legally permissible continue to participate in the Employee benefit programs for a period of 12 months from and after such termination or until new employment begins, which ever occurs first. If Employee fails to sign the form, Employee shall not be entitled to any continuing payments or benefits. In lieu of monthly payments, a lump sum award may be authorized by the Board of Directors. Employee shall be provided out-placement service with an out-placement firm or service selected by the Company and at the reasonable expense of the Company.

(iii)
Employee for any reason voluntarily terminates the Term of Employment. In said event, Employee shall not be entitled to any compensation and his benefits shall terminate, except as may be provided by law, from and after termination.

(iv)
However, if Employee voluntarily terminates the Term of Employment due to Retirement all stock options shall become fully vested and exercisable and the Employee’s deferred bonus payments shall be fully vested and paid. The term “Retirement” shall mean the termination by Employee of his employment by reason of reaching the age of 65 or such later date approved by the Board of Directors.

(v)
Employee dies or becomes disabled as determined in good faith by the Board of Directors. Employee, or his estate, shall continue to receive his salary and, to the extent legally permissible continue to participate in the Employee benefit programs for a period of 12 months from and after such termination or until new employment begins, which ever occurs first. In lieu of monthly payments, a lump sum award may be authorized by the Board of Directors. Employee shall also be entitled to a lump sum payment equal to the average of the last 3 years bonus payment inclusive of deferred amounts.

(b) Except as provided above, the vesting of stock options and deferred bonus payments shall be governed by the provisions of the Company’s Stock Option Plans and Deferred Bonus Plan.

4. Change In Control of the Company. A change in control of the Company defined as its sale, acquisition, merger or buyout to an unaffiliated person that has significant effect or a reduction in the responsibilities, position or compensation of Employee or if Employee is required to move the location of his principal residence a distance of more than 35 miles prior to or during the initial 12 months of the change of control will entitle Employee to the following severance:

(i)
18 month's salary paid as salary continuation plus a lump sum payment equal to the average of the previous 3 years bonus payment inclusive of deferred amounts. Salary continuation shall terminate if and when Employee begins new employment during the period of salary continuation.

(ii)	Health and welfare benefits shall be fully paid by the Company and run concurrently with salary continuation.

(iii)	All stock options shall become fully vested and exercisable and Employee’s deferred bonus payments shall be fully vested and paid.

(iv)	Employee shall be provided out-placement services with a mutually agreed upon out-placement firm or service selected by the Company and at the reasonable expense of the Company.

5. Confidentiality, Non-competition and Non-Solicitation.

(a) The Company’s Business. It is expressly agreed by the parties that the Company is engaged in the business of owning, managing and operating gaming and casino facilities in the States of Mississippi, Louisiana, Iowa, Missouri, Colorado, Florida, the Bahamas, and the United Kingdom, and is engaged in all aspects of such gaming and casino operations. Employee desires to be employed by the Company and acknowledges and agrees that the Company would be adversely affected if Employee engaged in any form of competition with the Company during, and subsequent to, Employee’s employment with the Company.

(b) Trade Secrets and Confidential Information. The Company and Employee acknowledge the existence of trade secrets and other confidential information as defined below (collectively referred to as “Confidential Information”), all of which are owned by the Company, regardless of whether such Confidential Information was conceived, originated, devised, supplemented, discovered or developed by Employee, the Company, or any other person or entity. Employee acknowledges that he will have access to Confidential Information during his employment with the Company.

Except as required by law, during the term of this Agreement and thereafter, Employee shall not, without the prior written consent of the Company, directly or indirectly use, disclose or disseminate to any other person, firm or organization, or otherwise use any Confidential Information other than on behalf of the Company. The foregoing obligation shall not apply to any Confidential Information that shall have become generally known to competitors of the Company or to the public other than through an act or omission by Employee or that shall have been disclosed to the Employee by a person or entity unaffiliated with the Company who has legitimate possession thereof in its entirety and possesses the unrestricted right to make such disclosure. Employee agrees to indemnify, defend and hold harmless the Company from and against any damages (including attorneys’ fees, court costs, investigative costs and amounts paid in settlement) suffered by the Company or any of its Affiliates arising out of the unauthorized disclosure or use of Confidential Information by Employee.

“Confidential Information” shall mean any data or information and documentation, whether in tangible form, electronic form or verbally disclosed, that is valuable to the Company and not generally known to the public. To the fullest extent consistent with the foregoing and as otherwise lawful, Confidential Information shall include, without limitation, the Company’s trade secrets, computer programs, sales techniques and reports, formulas, data processes, methods, articles of manufacture, machines, apparatus, designs, compositions of matter, products, ideas, improvements, inventions, discoveries, developmental or experimental work, corporate strategy, marketing techniques, pricing lists and data and other pricing information, business plans, ideas and opportunities, accounting and financial information including financial statements and projections, personnel records, specialized customer information, supplier information, special products and services the Company may offer or provide to its customers/guests from time to time, pending acquisitions, negotiations and transactions, or the terms of existing proposed business arrangements. Confidential Information shall also include all customer lists, accounts and specifications, and contacts of the Company, and shall further include work in progress, plans or any other matter belonging to or relating to the technical or business activities of the Company.

               Employee, at the time of the effective date of the termination of the employment relationship with the Company, shall turn over to the Company all “Confidential Information” and any and all copies thereof in his possession regardless of who provided Employee with such information. Should Employee be legally served with a lawfully issued subpoena expressly directing Employee to turn over the Company’s Confidential Information, Employee shall immediately, and certainly no later than two (2) days after notice, advise the Company in writing of the subpoena and also provide a copy of the subpoena to the Company, at its lawful address as stated in this Agreement, thereby providing the Company with adequate time to lawfully object to the disclosure of its Confidential Information. Employee’s failure to immediately advise the Company of the subpoena shall subject Employee to any and all remedies afforded to the Company, including, but not limited to damages resulting to the Company for breach of contract.

Employee agrees that all such Confidential Information is, and shall remain, the sole and exclusive property of the Company and Employee further agrees that during and after the term of his employment with the Company, Employee will not publish, disclose, communicate or otherwise disseminate to any entity and/or person any Confidential Information. Employee acknowledges and agrees that such Confidential Information is of critical importance to the Company and its business, and any unauthorized dissemination of such information would cause great harm to the Company, thereby entitling the Company to any and all rights and remedies as provided by law, and as specifically provided in Section 6 of this Agreement.

Employee hereby assigns and agrees to assign to the Company any invention, improvement, or discovery made by him, alone or jointly with others, during the term of his employment, including any period of authorized leave of absence, or as a result of his employment, and which in any way relates to, or may be useful in, the business of the Company, together with each patent that may be obtained thereon in any country. Employee will promptly and fully disclose to the Company any such invention, improvement or discovery and, without further consideration, will upon request by the Company execute all proper papers for use in applying for, obtaining and maintaining any United States or foreign patent and all proper assignments thereof, at the Company's expense and through its Patent Counsel. Each such invention, improvement or discovery, whether or not patented, shall be the exclusive property of the Company.

                                 (c) Restrictions on Competition. In exchange for consideration of employment, and as a condition of employment of Employee by the Company, during the term of Employee’s employment with the Company, and for a period of one (1) year after the voluntary or involuntary termination of Employee’s employment with the Company for any reason whatsoever, Employee will (a) refrain from carrying on or engaging in a business similar to that of the Company (as defined in Section 5(a)); (b) refrain from soliciting Employees of the Company, and (c) protect and maintain the confidentiality of trade secrets and any and all confidential and proprietary information. Provisions (a) through (c) of this section apply in the geographic areas where the Company does business, including additional areas where the Company may expand its business while Employee is employed by the Company.

                 (d) Non-solicitation of Employees. Employee shall not, without the prior written consent of the Company, either directly or indirectly, either individually or jointly or on behalf of or in concert with any other person, as a proprietor, partner, shareholder, investor, lender, financial backer, director, officer, employee, agent, advisor, consultant or manager, or in any other capacity or manner whatsoever, solicit, hire or attempt to hire, enter into any contract or other arrangement with, or interfere with, disrupt or attempt to interfere with or disrupt the Company's relationships with any person, who, as of the date of termination of Employee’s employment, is employed by the Company.

                                (e) Reasonable Terms.  Employee agrees that the geographic areas, duration and scope of activities outlined in this Agreement are reasonable under the circumstances. Employee further agrees that such terms are no broader than necessary to protect the Company’s business and maintain the confidentiality of the Confidential Information. Employee further agrees that the terms of this Agreement are not oppressive and will not impose an unreasonable burden or restraint on Employee.

6. Miscellaneous.

(a) Successors and Assigns. This Agreement is binding on and inures to the benefit of the Company's successors and assigns. The Company may assign this Agreement in connection with a merger, consolidation, assignment, sale or other disposition of substantially all of its assets or business. This Agreement may not be assigned by Employee.

(b) Modification, Waivers. This Agreement may be modified or amended only by a writing signed by an authorized representative of the Company, and Employee. The Company's failure, or delay in exercising any right, or partial exercise of any right, will not waive any provision of this Agreement or preclude the Company from otherwise or further exercising any rights or remedies hereunder, or any other rights or remedies granted by any law or any related document.

(c) Arbitration. Except for an action seeking Remedies as defined below, which may be brought in any court of competent jurisdiction, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Both the Company and Employee hereby consent to this binding arbitration provision.

(d) Remedies. Employee expressly acknowledges and the parties recognize that the restrictions contained herein are reasonable and necessary to protect the business and interests of the Company, and that any violation of these restrictions will cause substantial irreparable injury and damage to the Company, and the extent of such damage would be difficult if not impossible to calculate. Accordingly, the parties to this Agreement expressly agree that (i) if Employee breaches any provision of this Agreement, the damage to the Company may be substantial, although difficult to ascertain, and monetary damages may not afford an adequate remedy, and (ii) if Employee is in breach of any provision of this Agreement, or threatens a breach of this Agreement, the Company shall be entitled, in addition to all other rights and remedies as may be provided by law, to seek specific performance and injunctive and other equitable relief, including, but not limited to, restraining orders and preliminary and permanent injunctions, to enforce the provisions of this Agreement, particularly those provisions governing noncompetition, nonsolicitation and confidentiality, contained in this Agreement, as well as to prevent or restrain a breach of any provisions of this Agreement. The parties expressly agree that the Company has these specific and express rights to injunctive relief without posting any bond that might be requested or required, and without the necessity of proving irreparable injury, and that Employee expressly agrees not to claim in any such equitable proceedings that a remedy at law is available to the Company. The existence of any claim or cause of action by Employee, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company or any of its Affiliates of any provision hereof. The parties to this Agreement also expressly agree that the Company is entitled to recover any and all damages for any losses sustained, and rights of which it has been deprived, as well as any damages allowed by law.

If any proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach or default in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorney’s fees and other costs incurred in that proceeding, in addition to any other relief to which it may be entitled. All of the Company’s remedies for breach of this Agreement shall be cumulative and the pursuit of one remedy shall not be deemed to exclude any other remedies.

(e) Captions. The headings in this Agreement are for convenience only and do not affect the interpretation of this Agreement.

(f) Severability. To the extent any provision of this Agreement shall be invalid or enforceable with respect to Employee, it shall be considered deleted herefrom with respect to Employee and the remainder of such provision and this Agreement shall be unaffected and shall continue in full force and effect. In furtherance to and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by, any provision of this Agreement be in excess of that which is valid and enforceable under applicable law with respect to Employee, then such provision shall be construed to cover only that duration, extent or activities which are validly and enforceably covered with respect to Employee. Employee acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its expressed terms) possible under applicable laws.

(g) Entire Agreement. This Agreement contains the entire agreement and understanding by and between the Company and Employee, and supersedes all previous and contemporaneous oral negotiations, commitments, writings and understandings between the parties concerning the matters herein or therein, including without limitation, any policy of personnel manuals of the Company to the extent any provisions herein are inconsistent therewith. No change to this Agreement shall be valid or binding unless it is in writing and signed by the parties.

(h) Notices. All notices and other communications required or permitted under this Agreement shall be in writing and sent by registered first-class mail, postage prepaid, and shall be deemed delivered upon hand delivery or upon mailing (postage prepaid and by registered or certified mail) to the following address:

If to the Company, to:

Isle of Capri Casinos, Inc.
1641 Popps Ferry Road
Biloxi, MS  39532

If to the Employee, to:

Robert F. Griffin
397 Mesa View Way
Golden, CO 80423

These addresses may be changed at any time by like notice.

                        (i) Choice of Law. The interpretation and enforceability of this Agreement shall be governed by the laws of the State of Mississippi without regard to the location of execution or performance.

                        (j) Independent Review and Advice. Employee represents and warrants that Employee has carefully read this Agreement; that Employee executes this Agreement with full knowledge of the contents of this Agreement, the legal consequences thereof, and any and all rights which each party may have with respect to each other; that Employee has had the opportunity to receive independent legal advice with respect to the matters set forth in this Agreement and with respect to the rights and asserted rights arising out of such matters, and that Employee is entering into this Agreement of the Employee’s own free will. Employee expressly agrees that there are no expectations contrary to the Agreement and no usage of trade or regular practice in the industry shall be used to modify the Agreement.

IN WITNESS WHEREOF, each party has caused this Agreement to be executed in a manner appropriate for such party as of the date first above written.

ISLE OF CAPRI CASINOS, INC.

By:_/s/ Timothy M. Hinkley________________

"EMPLOYEE"

/s/ Robert F. Griffin_____________________